Exhibit 99.1

Rogers Corporation to Acquire Assets of MTI Global Inc. Silicones Business

ROGERS, Conn.--(BUSINESS WIRE)--March 24, 2009--Rogers Corporation (NYSE: ROG) announced today that it has signed an agreement to acquire certain assets of MTI Global Inc.’s (Toronto: MTI.TO) silicones business for US $7.4 million. Sales associated with these assets were approximately US $21 million in 2008. These assets include product lines, technology, and manufacturing equipment at MTI Global Inc.’s Bremen, Germany, and Richmond, Virginia, USA, plant sites. The parties expect the transaction to close during the second quarter of 2009.

Rogers plans to integrate the business into its BISCO® silicones operating unit that is part of the High Performance Foams Division, located in Carol Stream, Illinois. Rogers currently plans to consolidate operations into the Carol Stream and Bremen sites over the next twelve months.

Pete Kaczmarek, Vice President of Rogers’ High Performance Foams Division, commented, “MTI Global Inc. has established a solid presence as a solutions provider in several key markets that Rogers is targeting for future growth, including aerospace, mass transit and other markets requiring high reliability, high performance materials. The addition of the product lines from MTI Global Inc.’s Bremen and Richmond sites will add depth and breadth to our portfolio of solutions for customers in these markets. We believe that Rogers’ worldwide market presence can significantly expand the opportunities for the existing products, and we plan to leverage the acquired technologies to create even more innovative materials solutions in collaboration with our global customers and channel partners.”

Rogers has targeted its High Performance Foams Division for continued strategic investment to increase its global leadership in sealing, cushioning, isolation, and energy management solutions for customers requiring innovative materials, ease of design, and reliable end-use performance.

Rogers Corporation, headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia, Rogers’ maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the U.S. with Mitsui Chemicals, Inc.

The world runs better with Rogers. ® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference from the Rogers Corporation 2008 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of March 24, 2009 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorporation.com